EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces First Quarter 2020 Financial Results

June 22, 2020 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

●	Production of 1,720 Mboe for the quarter, or 18.9 Mboe per day, a 216% increase from the 6.0 Mboe per day in the prior year quarter, primarily due to additional production from the properties acquired from White Star Petroleum, LLC and certain affiliates (collectively, “White Star”) and Will Energy Corporation (“Will Energy”) in the fourth quarter of 2019.

●	Initiated flowback from the State Spearhead #1H well in Pecos County, Texas, in the Southern Delaware Basin, in January 2020.

●	Net loss of $105.3 million (including $145.9 million in pre-tax impairments), compared to a net loss of $8.6 million in the prior year quarter (including $0.5 million in pre-tax impairments).

●	Recurring Adjusted EBITDAX (a non-GAAP measure, as defined and presented herein) of $14.9 million, compared to $6.2 million in the prior year quarter.

Management Commentary

Wilkie S. Colyer, the Company’s President and Chief Executive Officer, said “The first quarter of 2020 presented numerous challenges for most people and businesses in the United States, as well as around the world.  For the energy sector specifically, the adverse impact that the COVID-19 pandemic has had on global demand for oil and gas, along with the inability of OPEC and Russia to agree on production quotas in March 2020 and the resulting influx of production into the global market, have put tremendous pressure on many companies with respect to oil, natural gas and natural gas liquids prices, cash flow and balance sheets. We believe we have fared better than most of our peers as our conservative view on capital spending, our simple capital structure, our aggressive hedging program, our focus on cost reduction and our commitment to maintaining our liquidity and balance sheet flexibility have positioned us to manage through this difficult time. We continue to pursue ways to generate/maximize our cash flow at a relatively low cost of capital, such as through our occasional use of excess oil storage capacity to store unhedged production on a short term basis to capitalize on a contango price curve, and our entering into a management services agreement with Mid-Con Energy Partners, LP whereby we plan to utilize our technical operating and administrative support groups, to generate a fee for service cash flow stream that also benefits the counterparty through G&A cost reduction.

We added hedges during the fourth quarter of 2019 and March of 2020, prior to the dramatic collapse in oil prices, and currently have approximately 70% of our total forecasted PDP oil production for 2020 hedged with swaps at an average floor price of $55.13 per barrel and 68% of our total forecasted PDP gas production for 2020 hedged at an average price of $2.57 per mmbtu. In 2021, we have approximately 67% of total forecasted PDP oil production hedged at $51.71 per barrel. We anticipate that this price environment will continue to put immense pressure on our already distressed industry, and we will be on the lookout for other ways to take advantage of the dislocation. We appreciate the support of our lenders and shareholders and look forward to continuing to execute our business plan in 2020.”

Impact of the COVID-19 Pandemic and 2020 Plan Changes

The COVID-19 pandemic has resulted in a severe worldwide economic downturn, significantly disrupting the demand for oil throughout the world, and has created significant volatility, uncertainty and turmoil in the oil and gas industry. This has led to a significant global oversupply of oil and a subsequent substantial decrease in oil prices. While global oil producers, including the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations reached an agreement to cut oil production in April 2020, downward pressure on commodity prices has remained and could continue for the foreseeable future, particularly given concerns over available storage capacity for oil. We have certain commodity derivative instruments in place to mitigate the effects of such price declines; however, derivatives will not entirely mitigate lower oil prices. The length of this demand disruption is unknown, and there is significant uncertainty regarding the long-term impact to global oil demand, which will ultimately depend on various factors and consequences beyond the Company’s control, such as the duration and scope of the pandemic, the length and severity of the worldwide economic downturn, additional actions by businesses and governments in response to both the pandemic and the decrease in oil prices, the speed and effectiveness of responses to combat the virus, and the time necessary to equalize oil supply and demand to restore oil pricing. In response to these developments, we have implemented measures to mitigate the impact of the COVID-19 pandemic on our employees, operations and financial position. These measures include, but are not limited to, the following:

●	implemented work from home initiatives for all but critical staff and put in place social distancing measures;
●	implemented a company wide effort to cut costs throughout our operations;
●	developed a plan to utilize our available storage capacity where possible to temporarily store a portion of our production in order to market that oil in the near future and capitalize on the contango in the commodity price curve; and
●	suspended any further plans for onshore drilling in 2020.

Summary of First Quarter Financial Results

Net loss for the three months ended March 31, 2020 was $105.3 million, or $(0.80) per basic and diluted share, compared to a net loss of $8.6 million, or $(0.26) per basic and diluted share, for the prior year quarter. Pre-tax net loss for the three months ended March 31, 2020 was $104.9 million, compared to a pre-tax net loss of $8.6 million, for the prior year quarter. Impacting earnings in the current and prior year quarters were $145.9 million and $0.5 million, respectively, in pre-tax, non-cash, impairment charges as explained below. Excluding those impairment charges of $145.9 million and $0.5 million for the respective current and prior year quarters, our pre-tax net income for the current quarter would have been $41.0 million, compared to a pre-tax net loss of $8.1 million for the prior year quarter.

Average weighted shares outstanding were approximately 131.1 million and 33.8 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, a non-GAAP measure defined below, of approximately $14.1 million for the three months ended March 31, 2020, compared to $5.4 million for the same period last year, an increase attributable primarily to the incremental contribution from the properties we acquired from White Star and Will Energy in the fourth quarter of 2019. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring business combination expenses and strategic advisory fees) was $14.9 million for the current quarter, compared to $6.2 million for the prior year quarter.

Revenues for the current quarter were approximately $34.6 million compared to $14.0 million for the prior year quarter, an increase also attributable to the addition of the Will Energy and White Star properties, and despite the 23% decrease in the weighted average equivalent sales price in production period over period.

Production for the first quarter was approximately 1,720 Mboe, or 18.9 Mboe per day, compared to 539 Mboe, or 6.0 Mboe per day for the first quarter of 2019. The properties acquired from White Star and Will Energy contributed 14.0 Mboe per day to the first quarter of 2020.

The weighted average equivalent sales price during the three months ended March 31, 2020 was $20.10 per Boe, compared to $25.98 per Boe for the same period last year, a decline attributable to the decrease in all  realized commodity prices in the current year quarter as a result of the decrease in demand for commodity products due to the COVID-19 pandemic and the failure of OPEC and Russia to reach an agreement on oil production quotas in March 2020. In comparison to the first quarter of 2019, we experienced a 47% decline in natural gas prices, a 45% decline in natural gas liquids prices and a 14% decline in oil prices in the first quarter of 2020.

Operating expenses for the three months ended March 31, 2020 were approximately $21.5 million, compared to $5.2 million for the same period last year. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes of $1.7 million and $0.4 million, respectively, were approximately $19.7 million for the current quarter, compared to approximately $4.8 million for the prior year quarter. The properties acquired from White Star and Will Energy added an additional $16.8 million in operating expenses for the three months ended March 31, 2020.

DD&A expense for the three months ended March 31, 2020 was $12.9 million, or $7.47 per Boe, compared to $7.6 million, or $14.02 per Boe, for the prior year quarter. The higher depletion expense in the current quarter was attributable to $7.8 million of additional expense recognized for our acquired properties, while the lower overall unit rate incorporates the lower unit purchase price per barrel for our acquired properties ($6.08 per Boe) and a reduction in the Gulf of Mexico unit rate due to impairments recorded during the fourth quarter of 2019.

Impairment and abandonment expense was $145.9 million for the current quarter, of which $143.3 million related to non-cash impairment of proved onshore properties as a result of the dramatic decline in commodity prices, the “PV-10” (present value, discounted at a 10% rate) of our proved reserves, and the associated change in our current development plans for proved, undeveloped locations. The current year quarter also included $2.6 million in impairment expense related to expiring and near-term lease expirations, primarily in our acquired Central Oklahoma and Western Anadarko regions. The prior year quarter included $0.6 million of impairment and abandonment expense, substantially all of which was related to unproved impairment for lease expirations.

Total G&A expenses were $5.4 million for the three months ended March 31, 2020, compared to $5.0 million for the prior year quarter. Recurring G&A expenses (defined as G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $0.8 million for each of the quarters) were $4.6 million, or $2.70 per Boe for the current quarter, compared to $4.3 million, or $7.89 per Boe for the prior year quarter. Recurring cash G&A (defined as Recurring G&A expenses exclusive of non-cash stock-based compensation of $0.4 million and $1.1 million for the respective current and prior-year quarters) were $4.3 million for the current quarter, compared to $3.2 million for the prior year quarter.

Gain from our investment in affiliates (i.e., Exaro Energy III (“Exaro”) for each of three months ended March 31, 2020 and March 31, 2019 was approximately $0.3 million

Gain on derivatives for the three months ended March 31, 2020 was approximately $46.7 million. Of this amount, $41.4 million were non-cash, unrealized mark-to-market gains, and the remaining $5.3 million were realized gains. Loss on derivatives for the three months ended March 31, 2019 was approximately $2.9 million, of which $3.6 million were non-cash, unrealized mark-to-market gains, and the remaining $0.7 million were realized gains.

Operations Activity Update

We brought one well online in the Southern Delaware Basin during the quarter, the State Spearhead #1H,  located in our NE Bullseye project area, and commenced the drilling of a salt water disposal well in that same area. We have currently suspended any further plans for onshore drilling and completion operations in 2020 due to the low and volatile commodity price environment.

2020 Capital Program & Capital Resources

Capital costs incurred for the three months ended March 31, 2020 were approximately $4.0 million, of which $2.0 million was related to the drilling of the salt water disposal well and completion of the State Spearhead #1H well in the Southern Delaware Basin in Pecos County, Texas. We paid a $7.1 million deposit for the drilling of the offshore Iron Flea prospect, currently included in “Deposits and other” on our consolidated balance sheet. The current quarter also included approximately $0.9 million in leasehold acquisition costs, primarily related to our acreage in the NE Bullseye area. The remaining expenditures incurred were primarily related to capitalized workovers.

We anticipate that the remainder of our 2020 capital budget will be very limited and will be focused primarily on preserving our financial liquidity and flexibility and identifying opportunities for cost efficiencies in all areas of our operations and will also include the Iron Flea exploratory prospect in the shallow waters of the Gulf of Mexico. Our 2020 capital expenditure budget is currently estimated at approximately $16.4 million and is expected to include the following:

●	Exploratory costs – offshore: $8.7 million for the Iron Flea exploratory prospect. This well was spud in May 2020 and drilled to the total targeted depth in early June, but unfortunately was determined not successful. We escrowed the $7.1 million (net to the Company) turnkey cost for the drilling of the well in the first quarter, and incurred $1.1 million in additional costs for standby time incurred as a result of Tropical Storm Cristobal and other costs, all of which will be recognized as exploration expense in the second quarter of 2020 financial statements. We estimate an additional $0.5 million for plugging and abandonment costs.

●	Drilling and completion – onshore: $3.7 million to for the completion of the State Spearhead #1 H, the drilling and completion of the salt water disposal well and related infrastructure costs in our NE Bullseye area. We have currently suspended any other onshore drilling for the remainder of 2020.

●	Workovers: $3.3 million for limited workovers which are intended to increase production and cash flow.

●	Plugging and abandonment activity: $ 0.7 million for onshore wells.

We may revise our 2020 capital expenditure budget if deemed appropriate in light of changes in commodity prices or economic conditions.

As of March 31, 2020, the Company had approximately $82.8 million outstanding under the Company’s credit agreement and $1.9 million in an outstanding letter of credit, with a borrowing availability of $60.4 million. Effective June 9, 2020, in conjunction with the regularly scheduled borrowing base redetermination process, we entered into a credit agreement amendment with the lending group that provided, among other things, a reduction of the borrowing base to $95.0 million on the effective date of the amendment, as well as further $10.0 million automatic borrowing base reductions on each of June 30, 2020 and September 30, 2020, and the suspension of testing the current ratio financial covenant until the fiscal quarter ending March 31, 2022. See Note 9 – “Long-Term Debt” in our recently filed Form 10-Q for the first quarter of 2020 for further information.

Derivative Instruments

As of March 31, 2020, we had the following financial derivative contracts in place with members of our bank group or third-party counterparties under an unsecured line of credit with no margin call provisions. These contracts represent approximately 66% of our currently forecasted remaining 2020 natural gas production from proved developed reserves (“PDP”) and 71% of our currently forecasted remaining 2020 PDP oil production. We also have hedged approximately 57% of our currently forecasted 2021 PDP natural gas production and 67% of our currently forecasted 2021 PDP oil production, and approximately 76% of forecasted PDP natural gas production for the first quarter of 2022.

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	April 2020 - July 2020	Swap	400,000	Mmbtus	$2.532	(1)
Natural Gas	Aug 2020 - Oct 2020	Swap	40,000	Mmbtus	$2.532	(1)

Natural Gas	Nov 2020 - Dec 2020	Swap	375,000	Mmbtus	$2.696	(1)

Natural Gas	April 2020 - July 2020	Swap	400,000	Mmbtus	$2.53	(1)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.53	(1)

Natural Gas	April 2020 - July 2020	Swap	400,000	Mmbtus	$2.532	(1)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.532	(1)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.505	(1)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.505	(1)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.505	(1)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.508	(1)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.508	(1)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.508	(1)

Natural Gas	Jan 2021 - March 2021	Swap	650,000	Mmbtus	$2.508	(1)
Natural Gas	April 2021 - Oct 2021	Swap	400,000	Mmbtus	$2.508	(1)
Natural Gas	Nov 2021 - Dec 2021	Swap	580,000	Mmbtus	$2.508	(1)

Natural Gas	April 2021 - Nov 2021	Swap	70,000	Mmbtus	$2.36	(1)
Natural Gas	Dec 2021	Swap	350,000	Mmbtus	$2.36	(1)

Natural Gas	Jan 2022 - March 2022	Swap	780,000	Mmbtus	$2.542	(1)

Oil	April 2020 - Oct 2020	Collar	3,442	Bbls	$52.00	-	65.70	(2)

Oil	April 2020 - June 2020	Swap	22,000	Bbls	$57.74	(2)
Oil	July 2020 - Dec 2020	Swap	15,000	Bbls	$57.74	(2)

Oil	April 2020 - June 2020	Swap	2,500	Bbls	$54.33	(2)
Oil	July 2020	Swap	5,500	Bbls	$54.33	(2)
Oil	Aug 2020 - Oct 2020	Swap	2,500	Bbls	$54.33	(2)
Oil	Nov 2020 - Dec 2020	Swap	3,500	Bbls	$54.33	(2)

Oil	April 2020 - July 2020	Swap	37,500	Bbls	$54.70	(2)
Oil	Aug 2020 - Dec 2020	Swap	35,000	Bbls	$54.70	(2)

Oil	April 2020 - July 2020	Swap	37,500	Bbls	$54.58	(2)
Oil	Aug 2020 - Dec 2020	Swap	35,000	Bbls	$54.58	(2)

Oil	Jan 2021 - March 2021	Swap	19,000	Bbls	$50.00	(2)
Oil	April 2021 - July 2021	Swap	12,000	Bbls	$50.00	(2)
Oil	Aug 2021 - Sept 2021	Swap	10,000	Bbls	$50.00	(2)

Oil	Jan 2021 - July 2021	Swap	62,000	Bbls	$52.00	(2)
Oil	Aug 2021 - Sept 2021	Swap	55,000	Bbls	$52.00	(2)
Oil	Oct 2021 - Dec 2021	Swap	64,000	Bbls	$52.00	(2)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on West Texas Intermediate crude oil prices.

In addition to the above financial derivative instruments, as of March 31, 2020, we had a costless swap agreement with a Midland WTI - Cushing oil differential swap price of $0.05 per barrel of crude oil. The agreement fixes the Company’s exposure to that differential on 12,000 barrels of crude oil per month for April 2020 through June 2020 and 10,000 barrels per month for July 2020 through December 2020.

As of March 31, 2020, based on strip prices at that time, the mark to market value of our hedge portfolio was $39.6 million, as reflected in the Balance Sheet of our recently filed Form 10-Q for the first quarter of 2020.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three months ended March 31, 2020 and 2019:

	Three Months Ended
	March 31,
	2020	2019	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	9	13	-31%
Natural gas (Mmcf)	1,263	1,635	-23%
Natural gas liquids (Mbbls)	30	66	-55%
Thousand barrels of oil equivalent (Mboe)	250	352	-29%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	511	112	356%
Natural gas (Mmcf)	3,938	258	1426%
Natural gas liquids (Mbbls)	303	32	847%
Thousand barrels of oil equivalent (Mboe)	1,470	187	686%

Total Volumes Sold:
Oil and condensate (Mbbls)	520	125	316%
Natural gas (Mmcf)	5,201	1,893	175%
Natural gas liquids (Mbbls)	333	98	240%
Thousand barrels of oil equivalent (Mboe)	1,720	539	219%

Daily Sales Volumes:
Oil and condensate (Mbbls)	5.7	1.4	316%
Natural gas (Mmcf)	57.2	21.0	175%
Natural gas liquids (Mbbls)	3.7	1.1	240%
Thousand barrels of oil equivalent (Mboe)	18.9	6.0	219%

Average sales prices:
Oil and condensate (per Bbl)	$43.77	$51.08	-14%
Natural gas (per Mcf)	$1.57	$2.98	-47%
Natural gas liquids (per Bbl)	$10.89	$19.96	-45%
Total (per Boe)	$20.10	$25.98	-23%

	Three Months Ended
	March 31,
	2020	2019	%
Offshore Selected Costs ($ per Boe)
Lease operating expenses (1)	$6.18	$4.41	40%
Production and ad valorem taxes	$0.44	$0.44	0%

Onshore Selected Costs ($ per Boe)
Lease operating expenses (1)	$12.37	$17.39	-29%
Production and ad valorem taxes	$1.11	$1.24	-10%

Average Selected Costs ($ per Boe)
Lease operating expenses (1)	$11.47	$8.91	29%
Production and ad valorem taxes	$1.02	$0.72	42%
General and administrative expense (cash)	$2.95	$7.33	-60%
Interest expense	$0.71	$2.03	-65%

Net Loss (thousands)	$(105,255)	$(8,618)

Adjusted EBITDAX (2) (thousands)	$14,128	$5,444

Weighted Average Shares Outstanding (thousands)
Basic	131,338	33,770
Diluted	131,338	33,770

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Cash and cash equivalents	$1,685	$1,624
Accounts receivable, net	28,565	39,567
Current derivative asset	30,980	3,819
Other current assets	8,729	1,377
Net property and equipment	137,874	291,120
Investment in affiliates and other non-current assets	24,966	16,319

TOTAL ASSETS	$232,799	$353,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	83,742	104,593
Other current liabilities	2,211	5,954
Long-term debt	82,768	72,768
Asset retirement obligations	50,626	49,662
Other non-current liabilities	2,521	4,809
Total shareholders’ equity	10,931	116,040

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$232,799	$353,826

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)
REVENUES
Oil and condensate sales	$22,782	$6,406
Natural gas sales	8,170	5,642
Natural gas liquids sales	3,621	1,963
Total revenues	34,573	14,011

EXPENSES
Operating expenses	21,483	5,192
Exploration expenses	398	224
Depreciation, depletion and amortization	12,854	7,556
Impairment and abandonment of oil and gas properties	145,878	587
General and administrative expenses	5,425	5,005
Total expenses	186,038	18,564

OTHER INCOME (EXPENSE)
Gain from investment in affiliates, net of income taxes	286	30
Gain (loss) from sale of assets	27	(12)
Interest expense	(1,213)	(1,092)
Gain (loss) on derivatives, net	46,699	(2,878)
Other income (expense)	805	(86)
Total other income (expense)	46,604	(4,038)

NET LOSS BEFORE INCOME TAXES	(104,861)	(8,591)

Income tax provision	(394)	(27)

NET LOSS	$(105,255)	$(8,618)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission (“SEC”) rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility. Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring business combination and strategic advisory fees and legal judgments.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

●	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

●	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

●	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX and Recurring Adjusted EBITDAX for the periods presented:

	Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Net loss	$(105,255)	$(8,618)
Interest expense	1,213	1,092
Income tax provision	394	27
Depreciation, depletion and amortization	12,854	7,556
Exploration expense	398	224
EBITDAX	$(90,396)	$281

Unrealized loss (gain) on derivative instruments	$(41,391)	$3,646
Non-cash stock-based compensation charges	350	1,052
Impairment of oil and gas properties	145,878	483
Gain on sale of assets and investment in affiliates	(313)	(18)
Adjusted EBITDAX	$14,128	$5,444

Non-recurring business combination expenses and strategic fees	$783	$751
Recurring Adjusted EBITDAX	$14,911	$6,195

In addition to Adjusted EBITDAX and Recurring Adjusted EBITDAX, we may provide additional non-GAAP financial measures, including Net loss excluding pre-tax impairments, Operating expenses exclusive of production and ad valorem taxes, Recurring G&A expenses and Recurring Cash G&A, because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, Recurring Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

PV-10 at year-end is a non-GAAP financial measure and represents the present value, discounted at 10% per year, of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs using pricing assumptions in effect at the end of the period. PV-10 differs from Standardized Measure of Discounted Net Cash Flows because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor Standardized Measure of Discounted Net Cash Flows represents an estimate of fair market value of our natural gas and oil properties. PV-10 is used by the industry and by our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

Guidance for the Second Quarter 2020

Production	13,000 - 16,000 Boe per day

LOE (including transportation and workovers)	$22.4 million - $26.7 million

Cash G&A	$4.4 million - $4.9 million

We do not provide a reconciliation of Cash G&A guidance to the corresponding GAAP measure because we are unable to predict with reasonable certainty the non-cash stock based compensation expense without unreasonable effort. These items are uncertain and depend on various factors and are not expected to be material to the results computed in accordance with GAAP.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Monday, June 22, 2020 at 8:00 am Central Daylight Time. Those interested in participating in the earnings conference call may do so by clicking Here to Join and entering your information to be connected. The link becomes active 15 minutes prior to the scheduled start time, and the conference will call you. If you are not at a computer, you can join by dialing 1-800-367-2403, (International 1-334-777-6978) and entering participation code 9070928. A replay of the call will be available Monday, June 22, 2020 at 11:00am CDT through Monday, June 29, 2020 at 11:00am CDT by clicking here.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas, Oklahoma, Louisiana and Wyoming and, when determined appropriate, to use that cash flow to explore, develop, exploit, and increase production from its existing properties, to acquire additional PDP-heavy crude oil and natural gas properties or to pay down debt. Additional information is available on the Company's website at http://contango.com. Information on our website is not part of this release.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding our estimates of future production and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s drilling program and capital expenditures, our liquidity and access to capital, expected reduction in overall drilling costs, the potential impact of the COVID-19 pandemic and the low and volatile commodity price environment, potential acquisitions and divestitures, future results of operations, the quality and nature of the asset base, our outlook in the current downturn, opportunities for consolidation, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, "expects", “projects”, "anticipates", “believes”, "plans", "estimates", "potential", "possible", "probable", "intends", “forecasts”, “view”, “efforts”, “goal”, “positions” or words and phrases stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); increased relative costs and the speculative nature of offshore prospects; uncertainties as to the availability and cost of financing; our relationships with lenders; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness and/or provide additional liquidity for future capital expenditures; expected reduction in our borrowing base and our ability to avoid or repay excess borrowings as a result of such reduction; our ability to execute on our strategy, including execution of any changes in our strategy or our new fee for service offering; fluctuations in or sustained low commodity prices; availability and effect of storage of production; expected benefits of and risks associated with derivative positions; our ability to realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general trading market volatility; outbreaks and pandemics, even outside our areas of operation, including COVID-19; the ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed in our reports filed or furnished with the SEC, including under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly reports on Form 10-Q filed with the SEC. Additional information on these and other factors, many of which may be unknown or unpredictable at this time, which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change, except as required by law. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400
Senior Vice President and Chief Financial and Accounting Officer